Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Lily Bryant
August 7, 2007	617-292-9771
lily.bryant@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
SECOND QUARTER 2007 RESULTS AND QUARTERLY DIVIDEND

BOSTON—The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended June 30, 2007:

Second Quarter 2007 Balance-Sheet Highlights

Total assets rose 4.9 percent to $60.3 billion at June 30, 2007, up from $57.5 billion at yearend 2006. Advances increased 4.0 percent to $38.8 billion, compared with $37.3 billion at yearend 2006, and represented 64.5 percent of total assets. The increase in advances was primarily the result of increases in fixed-rate and variable-rate advances that were partially offset by a decrease in overnight advances. Investments and short-term money-market instruments rose to $16.7 billion at June 30, 2007, up from $15.2 billion at yearend 2006. Mortgage assets declined to $4.3 billion at June 30, 2007, compared with $4.5 billion at yearend 2006. Capital rose slightly to $2.6 billion at June 30, 2007, compared with $2.5 billion at yearend 2006.

Second Quarter 2007 Operating Results

Net income for the second quarter was $40.1 million, compared with $46.8 million for the same period in 2006. This $6.7 million decrease was due, in part, to a decrease of $4.0 million in net interest income (from $76.3 million to $72.3 million) as well as net fair value adjustments attributable to the Bank’s hedging activities and trading portfolio, which also reduced net income by $3.8 million. These negative variances were partially offset by reductions in assessments that are based on a fixed percentage of net income. The $4.0 million decrease to net interest income was primarily attributable to lower average advances and mortgage loan balances, which were partially offset by increased lower-yielding average investment balances in 2007 as compared to 2006. In addition, the Bank’s net interest spread for the second quarter of 2007 was 0.26 percent, a two-basis-point decline from the net interest spread for the same period in 2006.

Third Quarter 2007 Dividend

The Bank’s board of directors declared a third quarter dividend rate with an equivalent annual yield of 6.50 percent. The dividend, based on average stock outstanding for the second quarter, will be paid on September 5, 2007.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com